FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-226082-06

THIS SUPPLEMENT TO PRELIMINARY PROSPECTUS, DATED JANUARY 7, 2020,
MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

SUPPLEMENT
(To Prospectus Dated January 3, 2020)

$1,163,319,000 (Approximate)

GS Mortgage Securities Trust 2020-GC45

(Central Index Key Number 0001798388)

as Issuing Entity

GS Mortgage Securities Corporation II

(Central Index Key Number 0001004158)

as Depositor

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)
German American Capital Corporation

(Central Index Key Number 0001541294)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2020-GC45

This Supplement to Preliminary Prospectus, dated January 7, 2020 (this “Supplement”), supplements and modifies the preliminary prospectus, dated January 3, 2020 (the “Preliminary Prospectus”). Capitalized terms used, but not otherwise defined, in this Supplement have the meanings given to them in the Preliminary Prospectus. The following is updated factual information and modifies the information contained in the Preliminary Prospectus. This Supplement supersedes and updates the information in the Preliminary Prospectus. Except as modified by this Supplement, the Preliminary Prospectus remain unmodified.

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The purpose of this Supplement is to inform you of the following collateral updates:

COLLATERAL UPDATES

1. With respect to the Southcenter Mall Mortgage Loan (4.5%), the fifth largest tenant, H&M, representing approximately 3.1% of the net rentable area of the Mortgaged Property, has extended its lease through January 2029. In addition, such lease was modified to include 4 additional 3-year extension options through January 2041.

2. With respect to the Parkmerced Mortgage Loan (2.8%):

The first table appearing under the heading “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” on page 201 of the Preliminary Prospectus is hereby revised to add a footnote (1) to the Mezzanine Debt Cut-off Date Balance listed for the Parkmerced Mortgage Loan, which footnote (1) reads:

(1) The mezzanine loan in respect of the Parkmerced Mortgage Loan is payable out of excess cashflow, and the mezzanine borrower will not be in default if there is insufficient available cashflow to pay accrued interest on the mezzanine loan on any monthly payment date. However, any such accrued and unpaid interest on the mezzanine loan will compound annually on each anniversary of the first monthly payment date under the mezzanine loan.

The following sentence is hereby added immediately following the sentence under the heading “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” on page 201 of the Preliminary Prospectus that reads “In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.”

However, with respect to the Parkmerced Mortgage Loan (2.8%), while the Mortgage Loan and the related mezzanine loan are coterminous as of the Cut-off Date, the related mezzanine loan has one five-year extension option. If the mezzanine extension option is exercised, it is a condition to the extension of the mezzanine loan that, among other things, that any new mortgage loan refinancing the Parkmerced Mortgage Loan satisfy certain conditions, such that the refinancing mortgage loan cannot exceed $1.5 billion, have annual debt service payments in excess of $63,750,000 or have upfront fees of more than 1.5% of the principal balance of such loan.

Goldman Sachs & Co. LLC	Deutsche Bank Securities	Citigroup
Co-Lead Managers and Joint Bookrunners
Academy Securities		Drexel Hamilton
Co-Manager		Co-Manager

THE INFORMATION IN THIS SUPPLEMENT AND THE RELATED PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT AND THE RELATED PRELIMINARY PROSPECTUS ARE NOT AN OFFER TO SELL THESE CERTIFICATES AND ARE NOT A SOLICITATION OF AN OFFER TO BUY THESE CERTIFICATES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.